Exhibit 10.17

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

1 MADISON OFFICE HOLDINGS LLC

Dated as of: April 29, 2005

TABLE OF CONTENTS

I.	DEFINED TERMS

	1.01	Defined Terms

	1.02	Other Defined Terms

II.	ORGANIZATION

	2.01	Formation and Continuation

	2.02	Name and Principal Place of Business

	2.03	Term

	2.04	Registered Agent, Registered Office and Foreign Qualification

	2.05	Purpose

(a) The purpose of the Company shall be:

	2.06	Separateness

III.	MEMBERS

	3.01	Admission of Members

	3.02	Limitation on Liability

	3.03	Third-Party Debt Liability

	3.04	GKK Special Decision-Making Rules

IV.	CAPITAL

	4.01	Initial Capital Contributions.

	4.02	Additional Capital Contributions

	4.03	Capital Contributions and Remedies

	4.04	Capital Accounts

	4.05	No Further Capital Contributions

	4.06	Financing

	4.07	Book Basis Adjustments

V.	INTERESTS IN THE COMPANY

	5.01	Percentage Interests

	5.02	Return of Capital

	5.03	Ownership

	5.04	Waiver of Partition; Nature of Interests in the Company

VI.	ALLOCATIONS AND DISTRIBUTIONS

	6.01	Allocations

	6.02	Special Allocations and Compliance with Section 704(b)

	6.03	Distributions

	6.04	Distributions in Liquidation

	6.05	[Intentionally omitted.]

	6.06	Tax Matters

	6.07	Tax Matters Partner

	6.08	Section 704(c)

VII.	MANAGEMENT

	7.01	Management

	7.02	Services and Fees; Affiliate Transactions

	7.03	Duties and Conflicts

	7.04	Company Expenses

	7.05	Officers

VIII.	BUY-SELL AND CALL PROVISIONS

	8.01	Buy-Sell Provisions

	8.02	Call Provision

	8.03	Termination of Other Agreements

IX.	BOOKS AND RECORDS

	9.01	Books and Records

	9.02	Accounting and Fiscal Year

	9.03	Reports

	9.04	The Company Accountant

	9.05	Distributions and Reserves

	9.06	The Budget and Operating Plan

X.	TRANSFER OF INTERESTS

	10.01	No Transfer

	10.02	Permitted Transfers

	10.03	Transferees

	10.04	Admission of Additional Members

	10.05	Override on Permitted Transfers

XI.	INDEMNIFICATION

	11.01	Indemnification

XII.	DISSOLUTION AND TERMINATION

	12.01	Dissolution

	12.02	Termination

	12.03	Liquidating Member

XIII.	MISCELLANEOUS

	13.01	Covenants, Representations and Warranties of the Members

	13.02	Further Assurances

	13.03	Notices

	13.04	Governing Law

	13.05	Attorney Fees

	13.06	Captions

	13.07	Pronouns

	13.08	Successors and Assigns

	13.09	Extension Not a Waiver

	13.10	Creditors Not Benefited

	13.11	Severability

	13.12	Entire Agreement

	13.13	Publicity

	13.14	Counterparts

	13.15	Confidentiality

	13.16	Mandatory Arbitration

	13.17	Broker

EXHIBITS

EXHIBIT A	- Initial Budget

EXHIBIT B	- Form of Leasing and Property Management Agreement

EXHIBIT C	- Form of Asset Management Agreement

EXHIBIT D	- Project Modifications Under Consideration With CSFB

EXHIBIT E	- Form of Reimbursement and Indemnity Agreement

EXHIBIT F	- Example of Operation of Calculation Set Forth in Section 4.03(b)(iii)

SCHEDULES

SCHEDULE 4.01(a) -Contract and Due Diligence Costs

SCHEDULE 4.01(b) -Closing Date Contributions

LIMITED LIABILITY COMPANY AGREEMENT
OF
1 MADISON OFFICE HOLDINGS LLC

This LIMITED LIABILITY COMPANY AGREEMENT of 1 Madison Office Holdings LLC is made and entered into as of April 29, 2005, by and between SLG Madison Investment LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “SLG Member”), and GKK Madison Investment LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “GKK Member”).

R E C I T A L S:

WHEREAS, the SLG Member is a wholly owned subsidiary of SLG;

WHEREAS, the GKK Member is a wholly owned subsidiary of GKK;

WHEREAS, the SLG Member and the GKK Member have formed the Company in order to engage in the business of acquiring, owning, managing and disposing of the Property;

WHEREAS, the Company was formed on April 12, 2005, pursuant to the Delaware Act, and there has been filed a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware;

WHEREAS, the Company is the sole member of 1 Madison Office Mezz C LLC, a bankruptcy-remote “special purpose entity” organized as a Delaware limited liability company (“Mezz C LLC”) which, in turn, is the sole member of 1 Madison Office Mezz B LLC, a bankruptcy-remote “special purpose entity” organized as a Delaware limited liability company (“Mezz B LLC”) which, in turn, is the sole member of 1 Madison Office Mezz A LLC, a bankruptcy-remote “special purpose entity” organized as a Delaware limited liability company (“Mezz A LLC”) which, in turn, is the sole member of 1 Madison Office Fee LLC, a bankruptcy-remote “special purpose entity” organized as a Delaware limited liability company (“Fee LLC”);

WHEREAS, 1 Madison Venture LLC and Column Financial, Inc, (“Column”) collectively as buyer, have entered into a purchase and sale agreement for the acquisition of the Property (the “Purchase Agreement”);

WHEREAS, SL Green Operating Partnership, L.P. has obtained a 15-year, fixed- rate financing commitment from Column to finance a portion of the purchase price payable under the Purchase Agreement, as more fully set forth in that certain Commitment Letter, dated March 29, 2005, of Column to SL Green Operating Partnership, L.P. (the “Financing Commitment”);

WHEREAS, Fee LLC has entered into that certain Assignment Agreement, dated as of April 29, 2005, pursuant to which Fee LLC is to acquire all rights, title and interest to the Property and the Financing Commitment;

WHEREAS, the parties hereto desire to provide for the respective rights, obligations and interests of the parties to each other and to the Company; and

WHEREAS, this Agreement shall apply to and govern the management and operation of the Company from the date hereof and shall bind each and every present and future Member of the Company.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I.  DEFINED TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Transfer Terms” has the meaning set forth in Section 10.02 hereof.

“Acquisition Financing” means the financing for the acquisition of the Property contemplated by the Financing Commitment.

“Additional Capital Contribution” means, with respect to any Member, any Mandatory Capital Contribution and Agreed Capital Contribution made by such Member to the Company pursuant to Section 4.02 or Section 4.03 hereof.

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year of the Company, the deficit balance, if any, in such Member’s Capital Account as of the end of such taxable year, after giving effect to the following adjustments:

(a)         Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

(b)        Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or (b) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, or (c) any officer, general partner or managing member of such Person, or (d) any other Person which is an officer, general partner, managing member or holder of 10% or more of the outstanding voting interests of any other Person described in clauses (a) through (c) of this definition.

“Agreed Capital Contribution” has the meaning set forth in Section 4.02 hereof.

“Agreement” means this Limited Liability Company Agreement, including any exhibits or schedules attached hereto, as the same may be further amended or restated from time to time pursuant to the terms of this Agreement.

“Asset Management Agreement” has the meaning set forth in Section 7.02(a).

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution (as agreed to by the Members), and (b) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any asset of the Company, the Book Basis of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as agreed to by the Members), in accordance with such Treasury Regulation.  The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation or amortization as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the consolidated annual budget covering the Company’s and the Subsidiaries’ anticipated operations, as approved by the Members and in effect from time to time pursuant to Section 9.06 hereof.

“Budget and Operating Plan” means collectively, the Budget and the Operating Plan for the Company and the Subsidiaries, as approved by the Members.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Buy-Sell Notice” has the meaning set forth in Section 8.01 hereof.

“Buy-Sell Value” has the meaning set forth in Section 8.01(b) hereof.

“Capital Account” means the separate account maintained for each Member under Section 4.04 hereof.

“Capital Contribution” means, with respect to any Member, any Initial Capital Contribution and Additional Capital Contribution made by such Member to the Company pursuant to this Agreement.

“Certificate of Formation” has the meaning set forth in Section 2.01 hereof.

“Clock Tower Property” means the two-basement and fifty-story structure (commonly known as the “Clock Tower”) located at One Madison Avenue, New York, New York.  The Clock Tower Property is not part of the Property.

“Closing Date” means the date of this Agreement.

 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference herein to any specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

“Company” means the limited liability company formed pursuant to the Certificate of Formation and operated pursuant to the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 9.04 hereof.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Condominium Declaration” means that certain Condominium Declaration under Article 9-B of the Real Property Law of the State of New York establishing a plan for condominium ownership of the Property, dated December 28, 2001 and recorded in the Office of the Register of the City of New York, New York County on December 31, 2002 in Reel 3418, Page 0954 as amended by the Amendment to Declaration dated as of December 17, 2003 and recorded in the Office of the Register of the City of New York, New York County on February 25, 2005 under CFRN 2005000115754.

“Confidential Information” has the meaning set forth in Section 13.15(a) hereof.

“Contributing Member” has the meaning set forth in Section 4.03(b) hereof.

“Control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“CSFB” means Credit Suisse First Boston (USA), Inc.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Election” has the meaning set forth in Section 8.01(d) hereof.

“Eligibility Requirements” means an entity that has total assets (in name or under management) in excess of six hundred million dollars ($600,000,000) and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of two hundred fifty million dollars ($250,000,000) and is regularly engaged in the business of owning and operating, or originating and holding loans secured directly or indirectly by, properties similar to the Property in major metropolitan areas.

“Embargoed Person” has the meaning set forth in Section 13.01(a)(ix) hereof.

“Expenses” means, for any period, the sum of the total gross cash expenditures of the Company during such period, including without limitation (a) all cash operating expenses (including all fees, commissions, expenses and allowances paid to any third party or paid or reimbursed to any Member or any of its Affiliates pursuant to any contract or otherwise as permitted hereunder), (b) all debt service payments, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under GAAP, (d) all real estate taxes, personal property taxes and sales taxes, (e) all deposits to the Company’s Reserve Accounts pursuant to Section 9.05, (f) all costs and expenditures related to any acquisition, sale, lease, disposition, financing, refinancing, monetization or securitization of any asset of the Company or its Subsidiaries (or any interest therein) and (g) all cash contributions, loans or advances directly or indirectly made to any Subsidiary; provided, however, that Expenses shall not include (i) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company Reserve Account, (ii) any expenditure properly attributable to the liquidation of the Company, or (iii) non-cash expenses such as depreciation or amortization.  In addition, a reference to the “Expenses” of a Subsidiary shall refer to the total gross cash expenses of such Subsidiary (subject to the exclusions described in clauses (A) and (B) of the preceding sentence), without duplication of any Expenses of the Company or any other Subsidiary.

“Fee LLC” has the meaning set forth in the recital paragraphs of this Agreement.

“Financing Commitment” has the meaning set forth in the recital paragraphs of this Agreement.

“GAAP” has the meaning set forth in Section 9.02 hereof.

“GKK” means GKK Capital LP, a Delaware limited liability company, which is the sole member of the GKK Member.

“GKK Corp” means Gramercy Capital Corp., a Delaware corporation, which is the sole member of the GKK Member.

“GKK Member” has the meaning set forth in the Preamble of this Agreement.

“GKK Member Certificate” has the meaning set forth in Section 13.01(c)(ii) hereof.

“GKK Member LLC Agreement” has the meaning set forth in Section 13.01(c)(ii) hereof.

“Indemnified Party” has the meaning set forth in Section 11.01(a) hereof.

“Initial Budget” has the meaning set forth in Section 9.06.

“Initial Capital Contributions” means, with respect to any Member, the cash contributions to the capital of the Company made by such Member pursuant to Section 4.01 of this Agreement.

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Leasing and Property Management Agreement” has the meaning set forth in Section 7.02(b).

“Lender” means Column, the lender under the Loans.

“Liquidating Member” means the SLG Member.

“Loans” means, collectively, the Mortgage Loan and the Mezzanine Loans.

 “Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)         Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)        Loss resulting from any disposition of any assets of the Company (including the Property) with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)         In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)        Any items of deduction and loss specially allocated pursuant to Section 6.08 shall not be considered in determining Loss; and

(e)         Any decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

“Major Decision” has the meaning set forth in Section 7.01(d) hereof.

“Managing Member” has the meaning set forth in Section 7.01(c) hereof.

“Mandatory Capital Contribution” has the meaning set forth in Section 4.02 hereof.

“Material Notices” has the meaning set forth in Section 13.03 hereof.

“Member” or “Members” means one or more (as the case may be) of the SLG Member, the GKK Member and any other Person who, from time to time, is admitted as a member of the Company in accordance with this Agreement and applicable law, so long as such Person continues as a member of the Company.

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Mezz A LLC” has the meaning set forth in the recital paragraphs of this Agreement.

“Mezzanine Loans” means, collectively, those certain mezzanine loans made to Mezz A LLC, Mezz B LLC and Mezz C LLC pursuant to those certain Mezzanine Loan Agreements of even date herewith.

“Mezz B LLC” has the meaning set forth in the recital paragraphs of this Agreement.

“Mezz C LLC” has the meaning set forth in the recital paragraphs of this Agreement.

“Mortgage Loan” means that certain mortgage loan made by Column to Fee LLC in connection with the acquisition of the Property pursuant to that certain Loan Agreement of even date herewith.

“Necessary Expenses” means expenses of the Company and/or the Subsidiaries to fund (a) real estate taxes, assessments and utility charges, (b) any payment due in connection with any financing obtained by the Company, (c) any repair necessary to protect the life, health or safety of any Person or to prevent or mitigate material damage to the Property, (d) immediately necessary expenditures, regular periodic maintenance and repairs, and additions or modifications to the Property to comply with applicable laws or insurance requirements, (e) legal compliance and reporting requirements, compliance with any final orders, judgments or other proceedings and all costs and expenses related thereto, (f) costs and expenses expressly and specifically set forth in any approved Budget and Operating Plans to the extent there is not sufficient net cash flow to pay such costs and expenses, and (g) any other payment, the failure of which to make could in the judgment of the Managing Member (1) result in the creation and imposition of a lien (or the expansion in scope or other modification of a pre-existing lien), whether at law or in equity, against the Company or any of its current or future assets or rights, (2) result in a default under any contract or agreement to which the Company is a party or (3) result in a risk of loss of life or serious bodily injury to any Person.

“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

“Net Loss” means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Net Profit” means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02 hereof.

“Non-Contributing Member” has the meaning set forth in Section 4.03(b) hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2.

 “Officer” has the meaning set forth in Section 7.05.

“Operating Plan” means the overall and annual consolidated strategic and comprehensive operating plan for the Company and the Subsidiaries covering the Company’s and the Subsidiaries’ anticipated operations, as approved by the Members and in effect from time to time pursuant to Section 9.06 hereof.

“Partially Adjusted Capital Account” means, with respect to any Member for any taxable year of the Company, the Capital Account balance of such Member at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 6.02 with respect to such year but before giving effect to any allocations pursuant to Section 6.01 hereof.

“Percentage Interests” means, with respect to each Member, the percentages set forth below opposite its name (in each case, subject to adjustment as provided in this Agreement):

Member	Percentage Interest
SLG Member	55.0%
GKK Member	45.0%

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

 “Priority Member Advance” means, with respect to any Contributing Member, any advance made by such Contributing Member and designated or characterized by the Contributing Member as a Priority Member Advance pursuant to Section 4.03(b), including both the Non-Contributing Member’s share of such amount advanced by the Contributing Member pursuant to Section 4.03(b) to fund Necessary Expenses and the Contributing Member’s share of such amount advanced by the Contributing Member pursuant to Section 4.02 hereof; provided, that, in no event may the aggregate Priority Member Advances outstanding at any time exceed $1,000,000.00.

“Profit” means, for each taxable year or other period, an amount equal to the Company’s taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income;

(b)           Gain resulting from any disposition of any assets of the Company (including the Property) with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)           Any items specially allocated pursuant to Section 6.08 shall not be considered in determining Profit; and

(d)           Any increase to Capital Accounts as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Profit.

“Prohibited Transferee” means any publicly traded REIT or other entity which is Controlled by a publicly traded REIT whose principal assets are, or whose significant assets consist of, office buildings located in New York City or the surrounding Tri-State area of New Jersey and Connecticut.

“Property” means the office condominium units (comprising approximately 1,176,911 net rentable square feet and related common area interests) designated and described by the unit numbers listed on Schedule 1.01 attached hereto together with certain common elements, each located within the “South Tower” at One Madison Avenue, New York, New York.  For the avoidance of doubt, the Property does not include any interest in the Clock Tower Property.

 “Purchase Agreement” has the meaning set forth in the recital paragraphs of this Agreement.

“Qualified Institutional Transferee” means: (a) the SLG Member or any of its wholly owned Affiliates; (b) the GKK Member or any of its wholly owned Affiliates; (c) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, money management firm, “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933, as amended, which satisfies the Eligibility Requirements; (d) any entity controlling, controlled by or under control with any of the foregoing, an investment fund, limited liability company, limited partnership or general partnership in or for which a nationally recognized manager of investment funds in debt or equity interests relating to commercial real estate (or an entity that is otherwise an Qualified Institutional Transferee) acts as the managing partner or managing member and at least 50.01% of the equity interests in such investment vehicle are owned directly or indirectly by entities that are otherwise Qualified Institutional Transferees; (e) any entity controlling, controlled by or under common control with any of the transferees described in the foregoing clauses (a) through (e) of this definition.  For the avoidance of doubt, a Prohibited Transferee shall not qualify as a Qualified Institutional Transferee for purposes of this Agreement.

“Reserve Accounts” has the meaning set forth in Section 9.05 hereof.

“Residential Component” shall mean the residential condominium units located within the building known as 1 Madison Avenue, New York, New York, which are not a part of the Property.

 “REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Revenues” means, for any period, the sum of the total gross cash revenues received by the Company during such period, including all receipts of the Company from (a) proceeds from the sale or disposition of all or any portion of any assets of the

Company (including the Property) or the issuance or sale by the Company of any securities or additional interests in the Company, (b) rent (including additional rent and percentage rent) paid to the Company, (c) concessions, (d) expense reimbursements, (e) condemnation or casualty proceeds related to the condemnation of or casualty loss with regard to all or any portion of the assets of the Company (including the Property) not used for restoration (including any and all insurance awards with regard thereto), (f) proceeds from rent or business interruption insurance, if any, (g) funds made available to the extent such funds are withdrawn from the Company’s Reserve Accounts and deposited into the Company’s operating accounts, (h) proceeds from the financing, refinancing, residential condominium conversion, monetization or securitization of the Company or any assets of the Company (including the Property), or any interest therein and (i) other revenues and receipts realized by the Company, including, without limitation, distributions and other payments and amounts received directly or indirectly from the Subsidiaries; provided, however, that Revenues shall not include any revenue or receipt realized by the Company incident to the liquidation of the Company.  In addition, a reference to the “Revenues” of a Subsidiary shall refer to the total gross cash revenues of such Subsidiary (other than those realized by such Subsidiary, if any, upon the liquidation of such Subsidiary), without duplication of any Revenues of the Company or any other Subsidiary.

“SLG” means SL Green Operating Partnership, L.P., a Delaware limited partnership, or its permitted successors and assigns.

“SLG Corp” means SL Green Realty Corp., a Maryland corporation.

 “SLG Member” has the meaning set forth in the Preamble of this Agreement.

“SLG Member Certificate” has the meaning set forth in Section 13.01(b)(ii) hereof.

“SLG Member LLC Agreement” has the meaning set forth in Section 13.01(b)(ii) hereof.

“Subsidiary” or “Subsidiaries” means one or all (as the case may be) of Mezz C LLC, Mezz B LLC, Mezz A LLC, Fee LLC, and any other wholly owned subsidiary(ies) of the Company organized in accordance with the terms of this Agreement to directly or indirectly hold the Property.

“Subsidiary Operating Agreement” has the meaning set forth in Section 2.05(b) hereof.

 “Target Account” means, with respect to any Member for any taxable year of the Company, the excess (which may be either a positive balance or a negative balance) of (a) an amount equal to the hypothetical distribution of any such Member would receive if all assets of the Company, including cash, were sold for cash equal to their Book Basis

(taking into account any adjustments to Book Basis for such year), all liabilities (including prepayment penalties, yield maintenance fees and similar costs) of the Company were then satisfied according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and all remaining proceeds from such sale were distributed pursuant to Section 6.03 over (b) the sum of (i) the amount if any which such Member is unconditionally obligated to contribute to the capital of the Company of Company and (ii) such Member’s Share of Company Minimum Gain and Member Minimum Gain as determined pursuant to Treasury Regulation Section 1.704-2 immediately prior to such sale.

“Target Interest” has the meaning set forth in Section 10.02(d) hereof.

“Tax Matters Partner” has the meaning set forth in Section 6.07 hereof.

“Transfer” has the meaning set forth in Section 10.01 hereof.

“Transfer Election” has the meaning set forth in Section 10.02(d) hereof.

“Transfer Response Period” has the meaning set forth in Section 10.02(d) hereof.

“Transfer ROFR Notice” has the meaning set forth in Section 10.02(d) hereof.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“U.S. Government Blacklists” shall mean, (i) the two (2) lists maintained by the United States Department of Commerce (Denied Persons and Entities; the Denied Persons), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the list by the United States Department of State (Terrorist Organizations and Debarred Parties).

1.02         Other Defined Terms.  As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with the United States GAAP, (c) all Exhibits, Schedules, Addenda and other attachments to this Agreement are specifically incorporated into and made a part of this Agreement by any reference thereto in this Agreement, (d) the terms “include” and “including” shall be construed as if followed by the phrase “without limitation”, and (e) all terms used in this Agreement which are not defined in this Article I shall have the meaning set forth elsewhere in this Agreement.

II.  ORGANIZATION

2.01         Formation and Continuation.  (a) From and after the date of this Agreement, the Members hereby agree to continue the Company as a limited liability company under and pursuant to the Delaware Act, upon and subject to the terms and conditions set forth in this Agreement.  The Percentage Interest of each Member shall be personal property for all purposes.  The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be approved or permitted by this Agreement or required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

(b)        Ms. Racquel Small, is hereby designated as an “authorized person” within the meaning of the Delaware Act, and has executed, delivered and filed the certificate of formation of the Company (the “Certificate of Formation”) with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware Act.  The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in New York and in any other jurisdiction in which the Company may wish to conduct business.

2.02         Name and Principal Place of Business.

(a)         The name of the Company shall be 1 Madison Office Holdings LLC.  The Managing Member may change the name of the Company from time to time and may adopt one or more fictitious names for use by the Company.  All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

(b)        The principal place of business and office of the Company shall be initially located at the offices of the Managing Member, at 420 Lexington Avenue, New York, New York 10170.  The Managing Member may from time to time change such principal office and place of business or may change or establish such additional offices or places of business of the Company as it may deem necessary or appropriate for the operation of the Company’s business.

2.03         Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation pursuant to the Delaware Act and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article 12, or unless sooner terminated or further extended by the Managing Member, pursuant to the provisions of this Agreement.

2.04         Registered Agent, Registered Office and Foreign Qualification.  The name of the Company’s registered agent for service of process shall be National Registered

Agents, Inc. (“NRAI”), and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be East Loockerman Street, Suite 1B, Dover, Delaware 19901.  Effective May 1, 2005, NRAI’s new address shall be 160 Greentree Drive, Suite 101, Dover, Delaware 19904.  Such agent and such office may be changed from time to time by the Managing Member Any one of the Members, or any other Person authorized by the Managing Member, is hereby authorized, for the purpose of authorizing or qualifying the Company to do business in any state, territory or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification.

2.05         Purpose.

(a)           The purpose of the Company shall be:

(i)            To acquire, own, hold, lease, operate, manage, mortgage, encumber, finance, refinance, sell, redevelop, rehabilitate, improve and otherwise deal with and dispose of, directly or indirectly through one or more direct or indirect subsidiaries, the Property and the Subsidiaries;

(ii)           To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is not a breach of this Agreement; and

(iii)          To engage in any other business or activity approved by the Members (and the Members acknowledge and agree that each of the foregoing matters in clauses (i) - (iii) is part of the ordinary business of the Company).

(b)        The Company shall, directly or indirectly (as the case may be) own the Subsidiaries, which, in turn, shall, directly or indirectly (as the case may be) own the Property.  The organizational documents of the Subsidiaries (individually, a “Subsidiary Operating Agreement” and collectively, the “Subsidiary Operating Agreements”) shall (i) to the extent required by any third-party lender and approved by the Members, be structured to include any bankruptcy remote-type provisions as are necessary or required by such third-party lender and (ii) contain such provisions as will together with the provisions of this Agreement have substantially the same effect as would be the case if the Property were held or all such business were conducted by the Company pursuant to the terms of this Agreement, unless otherwise approved by the Members.  Unless otherwise determined by the Members, the Managing Member of the Company shall perform the same or substantially identical services for the Subsidiaries as the Managing Member performs for the Company.  The Managing Member agrees to perform such duties, and in such circumstances and with regard to such duties, the Managing Member shall be subject to the same standards of conduct and shall have the same rights and obligations with regard to such duties performed or to be performed on behalf of a Subsidiary as are set forth in this Agreement with regard to the same or substantially identical services to be performed for or on behalf of the Company (including, without limitation, the indemnification and exculpation rights and obligations of the Managing Member and the removal or termination provisions, as set forth in this Agreement).

(c)         The Company shall not engage in any other business or activity without the approval of the Members.

2.06         Separateness.  The Company and the Subsidiaries shall, at all times:

(a)         maintain books and records separate from any other Person, and, without limiting the generality of the foregoing, maintain their own bank accounts in their own names;

(b)        hold themselves out to the public and all other Persons as legal entities separate from any Member and other Person;

(c)         file their own tax returns as may be required under applicable law to the extent (1) not part of a consolidated group filing a consolidated return or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(d)        not commingle assets with those of any other Person, including, without limitation, any of their Members;

(e)         conduct their respective businesses in their respective names and strictly comply with all organizational formalities to maintain their separate existence;

(f)         maintain and periodically prepare separate financial statements and not consolidate their financial statements with any other Person for any purpose; provided, however, that the Company’s assets may be included in a consolidated financial statement with its Affiliates provided that appropriate notation shall be made in such consolidated financial statements to indicate the separateness of the Company and its Affiliates and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of its Affiliates.

(g)        pay their own liabilities out of their own funds and not hold out the credit or assets of any other Person as being able to satisfy the obligations of the Company or the Subsidiaries;

(h)        observe all formalities required by the Delaware Act and their organizational documents and operating agreements;

(i)          maintain an “arms-length relationship” with their Affiliates;

(j)          pay the salaries of their own employees, if any;

(k)         not hold out their credit or assets as being available to satisfy the obligations of others;

(l)          to the extent that they share office space with their Members or Affiliates and pay toward the overhead cost, allocate fairly and reasonably, based on fair market value, any overhead and expense for shared office space;

(m)        use separate invoices, bank accounts and checks;

(n)        not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, with any Affiliate, and not pledge any of their assets for the benefit of any Affiliate;

(o)        correct any known misunderstanding regarding their separate identity;

(p)        not make any loans or advances to any third party other than in the ordinary course and not acquire the securities of any Member;

(q)        maintain their assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify their individual asset or assets, as the case may be, from those of any Affiliate or any other Person;

(r)         not engage in any business or own any assets other than as provided in Section 2.05;

(s)         direct any agent acting on their behalf to hold itself out as acting on their behalf; and

(t)         otherwise hold themselves out as separate legal entities.

The provisions of this Section 2.06 shall not be revised or amended until the Acquisition Financing shall have been repaid or except as required by any lender thereof.

III.  MEMBERS

3.01         Admission of Members.  The SLG Member and the GKK Member are the initial members of the Company.  Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company, and no additional Interests shall be issued, without the approval of the Members.

3.02         Limitation on Liability.

(a)           Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company or any Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Subsidiary, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a member of the Company.  Except as otherwise expressly provided in the Delaware Act or as provided in Section 11.01(b) hereof, but subject to the provisions of subparagraph (b) of this Section 3.02, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due and payable pursuant to the provisions of this Agreement.  Further, no general or limited partner of any Member, Managing Member, shareholder, member or other holder of any equity interest of any Member, Managing Member or any officer, director or employee of any of the foregoing or any of their Affiliates shall be obligated personally for any debt, obligation or other liability of the Company or any Subsidiary solely by reason of their being a general or limited partner of any Member, Managing Member, shareholder or member or other holder of any equity interest of any Member, Managing Member or officer, director or employee of any of the foregoing or any of their Affiliates.  Further, failure of the Company or any Subsidiary to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under either this Agreement, any Subsidiary Operating Agreement or the Delaware Act shall not be grounds for any Member, Managing Member, general or limited partner of any Member, shareholder or member or other holder of any equity interest of any Member, Managing Member or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company or any Subsidiary.

(b)           Notwithstanding any other provision of this Agreement to the contrary (including the provisions of Section 11.01(b) hereof), (i) each Member’s liability under this Agreement is explicitly limited to the assets of such Member, and (ii) neither the Company nor any Member shall have any recourse against any assets of an Affiliate of another Member or any past, present or future officers, agents, shareholders, incorporators, directors, principals (direct or indirect), affiliates, partners, members or representatives of another Member or any of the assets or property of any of the foregoing, for the payment or collection of any amount, judgment, judicial process, arbitration award, fees or costs or for any other obligation or claim arising out of or based upon this Agreement.

(c)           In accordance with Section 18-1101 of the Delaware Act, no Member, by virtue of its status or actions as a Member or as Managing Member, shall have any fiduciary duty to any other Member or to the Company, and any such fiduciary duty that would otherwise exist under the Delaware Act or applicable law is hereby disclaimed and eliminated to the fullest extent permitted under the Delaware Act and applicable law.

(d)           The provisions of this Section 3.02 shall survive the termination or expiration of this Agreement.

3.03         Third-Party Debt Liability.  Subject to the provisions of Section 4.06, the parties intend that no Member, or any of its Affiliates, shall have any liability under or in connection with any third-party debt, including liability with regard to any environmental matters, recourse carve-outs, fraud, intentional misconduct, theft or other commonly called “bad acts” or with regard to any other matter, unless otherwise approved by the Members or pursuant to an agreement entered into by such Member.

3.04         GKK Special Decision-Making Rules.  Any provision to the contrary in this Agreement notwithstanding, any decision to be taken or approval to be granted by GKK in connection with the Company (or otherwise in connection with the matters contemplated by this Agreement) shall, for all purposes under this Agreement, be deemed effective only if approved by either (i) a majority of the GKK Corp directors who are deemed independent from SLG Corp or (ii) a subcommittee of directors designated by such independent directors, in either case after such consultations among themselves and with any members of the credit committee of the GKK as such independent directors deem necessary.  For the purposes of this Section 3.04, a GKK Corp director will be deemed independent from SLG if such director would not be considered an “interested director” under Delaware law or Section 4350 of NASD’s marketplace listing rules in connection with a transaction between GKK Corp and SLG Corp.

IV.  CAPITAL

4.01         Initial Capital Contributions.

(a)           Due Diligence Costs. The SLG Member and its Affiliates have heretofore incurred, and may hereafter incur, third-party out-of-pocket costs and expenses in connection with their due diligence analyses and other evaluations of the Property and the potential acquisition of a separate property located at 200 Park Avenue in New York City, New York (the “Potential Property”), including, without limitation, engineering and feasibility costs and expenses and costs and expenses related to or associated with analyzing the Property and the Potential Property (collectively, the “Contract and Due Diligence Costs”; such costs shall not include cost allocable to the Residential Component or legal fees and disbursements incurred in connection with the negotiation of this Agreement, the schedules and exhibits hereto and any other document entered into in connection with the transactions contemplated hereby) as set forth on Schedule 4.01(a).  The Contract and Due Diligence Costs shall be reduced by the amount of any reimbursed costs and expenses received from SITQ by the SLG member or its Affiliates.  On the date of execution of this Agreement, each Member hereof shall contribute its pro rata share of the Contract and Due Diligence Costs, based on its respective Percentage Interest.  If the SLG Member and its Affiliates have, in the aggregate, contributed more than the SLG Member’s Percentage Interest of the Contract and Due Diligence Costs, then the Company shall, upon the execution of this

Agreement, refund to the SLG Member an amount equal to the excess of: (i) the amount the SLG Member and its Affiliates, in the aggregate, contributed as the Contract and Due Diligence Cost, above (ii) the product of (A) the Contract and Due Diligence Costs multiplied by (B) the SLG Member’s Percentage Interest.

(b)           Closing Date Contributions.  Immediately following the execution of this Agreement, the Members shall contribute in cash to the capital of the Company their pro rata share (based upon their respective Percentage Interests) of any amount by which the uses of funds set forth on Schedule 4.01(b) attached hereto exceeds the net proceeds of the Acquisition Financing funded prior to or concurrent with such contributions.  It is expected that, on the Closing Date, the Members shall make the following approximate cash contributions to the capital of the Company (taking into account deposits made under the Purchase Agreement and Contract and Due Diligence Costs):

SLG Member	$76,500,000
GKK Member	$62,600,000

(c)           Other Contributions. In addition to the cash contributions described in Sections 4.01(a),(b) and (c), on the Closing Date, the SLG Member shall (i) acquire from 1 Madison Venture LLC and Column and contribute to the Company (for further contribution to the Fee LLC) its rights under the Purchase Agreement to the extent allocable to the Property (inclusive of all deposits made thereunder allocable to the Property) and (ii) acquire from SLG and contribute to the Company (for further contribution to the Fee LLC) the Financing Commitment (inclusive of all deposits’ made thereunder) and all related rate-lock and interest rate hedging commitments entered into in connection therewith.

4.02         Additional Capital Contributions.  Subject to the provisions of Section 7.01(a) of this Agreement, in the event that at any time or from time to time additional funds are required by the Company or any Subsidiary as determined by the Managing Member, either (a) to fund Necessary Expenses in an amount in excess of Initial Capital Contributions, reserves and available cash flow (“Mandatory Capital Contributions”) or (b) to fund any other expense, in an amount in excess of Initial Capital Contributions, reserves and available cash flow (“Agreed Capital Contributions”), then the Managing Member shall request that the Members make such Additional Capital Contribution to the Company on a pro rata basis in accordance with the Members’ respective Percentage Interest.  The Members shall have five (5) Business Days from the request by the Managing Member to contribute their pro rata share of Mandatory Capital Contributions (based on their relative Percentage Interest).  To the extent approved by the Members, the Members shall have fifteen (15) Business Days from the request by the Managing Member to contribute their pro rata share of Agreed Capital Contributions based on their relative Percentage Interests.  For the avoidance of doubt, Members do not have the right to approve Mandatory Capital Contributions but do have the right to approve Agreed Capital Contributions.

4.03         Capital Contributions and Remedies.

(a)           All Capital Contributions or advances required by or provided for in this Article IV shall be made by wire transfer of funds to the Company account designated by the Managing Member, and any reimbursements or distributions to any Member required by or provided in this Agreement shall be made by wire transfer of funds to such account as designated by such Member or other means mutually acceptable or then commonly used for the receipt and distribution of proceeds in major commercial transactions.

(b)           If either Member (the “Non-Contributing Member”) fails to timely make any Capital Contribution (or any portion thereof) required pursuant to Sections 4.01 or 4.02 hereof, and the other Member (the “Contributing Member”) has made its pro rata share of such Capital Contribution, then subject to the provisions of Sections 4.03(e) hereof, the Contributing Member may cause any one (but only one) of the following actions to be taken by delivery of notice to such effect to the Company and the Non-Contributing Member:

(i)            The Contributing Member may advance the Non-Contributing Member’s pro rata share of Mandatory Capital Contribution up to an amount of $1,000,000 outstanding at any time, and the Contributing Member may designate all or any portion of such Mandatory Capital Contributions made by the Contributing Member in respect of the related request therefor (including both the Contributing Member’s and the Non-Contributing Member’s pro rata portion thereof) as a “Priority Member Advance” (provided, however, such Priority Member Advance will be considered and treated as Capital Contributions for federal income tax purposes); or

(ii)           The Contributing Member may contribute the Non-Contributing Member’s pro rata share of such requested or required Capital Contributions and elect to decrease the Percentage Interest of the Non-Contributing Member (but not below zero) such that, immediately after such decrease, the Percentage Interest of the Non-Contributing Member shall be a percentage equal to the Percentage Interest immediately prior to such decrease, less a percentage expressed as a fraction, the numerator of which is the amount of the Capital Contribution that such Member failed to contribute, and the denominator of which is the aggregate amount of the Capital Contributions (other than those characterized as Priority Member Advances) made by all of the Members prior to or as of such default (including the applicable Additional Capital Contributions), and concomitantly, the Percentage Interest of the Contributing Member shall be increased by the same amount.  An example of the operation of such calculation is set forth on Exhibit F attached hereto; or

(iii)          The Contributing Member may withdraw its share of such requested or required Capital Contribution.

(c)           [Intentionally omitted.]

(d)           [Intentionally omitted.]

(e)           Notwithstanding any other provision of this Agreement to the contrary, in the event any Member fails to timely make any Capital Contribution (or any portion thereof) requested or required pursuant to Sections 4.01 or 4.02 hereof and the resulting exercise of any remedy in this Agreement results in the immediate or future imposition of a transfer tax on the Company (or any Member thereof) or any Subsidiary, the Member that failed to make such Capital Contribution under Sections 4.01 or 4.02 of this Agreement, shall be liable for and shall be obligated to directly pay any such transfer tax (and such payment shall not be deemed to be a Capital Contribution and shall have no effect upon the allocation provisions or any other equity provisions of this Agreement).

(f)            Each Member acknowledges and agrees that the other Member would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in Sections 4.01 and 4.02 of this Agreement, and (ii) the remedy provisions provided for herein.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Member will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects and administratively superior to any other method for determining such damages.  Each Member hereby agrees that in the event its Interest in the Company is reduced as described above, it shall execute and deliver such conveyances, agreements, instruments or other documents which may be reasonably necessary in the judgment of the other Member to confirm and render fully effective the remedy provisions set forth above, including, but not limited to, an assignment of a portion of its Interest in the Company and any amendments to this Agreement or to the Certificate of Formation.

4.04         Capital Accounts.  A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv).  Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)           Each Member’s Capital Account will be credited with:

(i)            Any contributions of cash made by such Member to the capital of the Company and any advances of cash made by such Member as Priority Member Advances plus the Book Basis of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)           The Member’s distributive share of Net Profit and items thereof; and

(iii)          Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           Each Member’s Capital Account will be debited with:

(i)            Any distributions of cash made from the Company to such Member (including all amounts paid or distributed pursuant to the provisions of Section 6.03 hereof) plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)           The Member’s distributive share of Net Loss and items thereof; and

(iii)          Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 4.04 relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.  In the event the Tax Matters Partner shall determine that it is prudent to modify the manner in which the Capital Accounts or any debts or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Member pursuant to Section 6.04 hereof upon the dissolution of the Company.

4.05         No Further Capital Contributions.  Except as expressly provided in this Agreement or with the prior written consent of all the Members, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company (provided, however, that for these purposes, amounts properly incurred by a Member which are reimbursable by the Company pursuant to and in accordance with the terms of this Agreement shall not be deemed loans).  No Member will have any obligation to restore any negative or deficit balance in its Capital Account upon liquidation or dissolution of the Company (and for purposes of this Section 4.05, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).  Notwithstanding any other provision of this Agreement to the contrary, nothing contained herein will, or is intended or will be deemed to benefit any creditor of the Company or any Subsidiary or any creditor of any

Member, and no such creditor shall have any rights, interests or claims hereunder, be entitled to any benefits or be entitled to require the Company or any Member to demand, solicit or accept any loan, advance or Additional Capital Contribution for or to the Company or any Subsidiary or to enforce any rights which the Company, any Subsidiary or any Member may have against any other Member or which any Member may have against the Company or Subsidiary, pursuant to this Agreement or otherwise.

4.06         Financing.  To the extent so required in any third-party financing obtained by the Company or a Subsidiary, the Managing Member shall endeavor to obtain the agreement of such lender in respect of such financing such that each Member shall have the obligation to enter into and deliver (or cause to be entered into and delivered by creditworthy affiliates of such Member acceptable to such lender): (i) customary exceptions-to-non-recourse guarantees relating to, and only to, the acts or omissions of such Member and its Affiliates; (ii) payment guarantees; and (iii) other customary guarantees so required by such lender. The Members shall enter into a Reimbursement and Indemnity Agreement substantially in the form of Exhibit E hereto in connection with any such third-party financing.

4.07         Book Basis Adjustments.  The Book Basis of all assets will be adjusted to equal their respective fair market values upon the events set forth in Treasury Regulation § 1.704-1(b)(2)(iv)(f)(5)(i) and (ii).

V.  INTERESTS IN THE COMPANY

5.01         Percentage Interests.  With regard to each Member separately, the initial Percentage Interest of each Member will be as set forth in Section 1.01 hereof (in each case, subject to adjustment as provided in this Agreement).  The Percentage Interests of the Members may be adjusted only as set forth in this Agreement.

5.02         Return of Capital.  No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood and agreed that any such return shall be made solely from the assets of the Company.  No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law (and for purposes of this Section 5.02, Capital Account shall be deemed to also include the capital account of any Member for financial or book purposes or as set forth in the Delaware Act or under common law).

5.03         Ownership.  All assets of the Company shall be owned by the Company, subject to the terms and provisions of this Agreement.

5.04         Waiver of Partition; Nature of Interests in the Company.  Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)           To cause the Company, the Subsidiaries or the assets of the Company or the Subsidiaries to be partitioned;

(b)           To cause the appointment of a receiver for all or any portion of the assets of the Company or any Subsidiary;

(c)           To compel any sale of all or any portion of the assets of the Company or any Subsidiary pursuant to any applicable law; or

(d)           To file a complaint or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company or any Subsidiary.

No Member shall have any interest in any specific assets of the Company (including the Property).

VI.  ALLOCATIONS AND DISTRIBUTIONS

6.01         Allocations.  For each Company taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 have been made) among the Members so as to make the Partially Adjusted Capital Accounts of the Members equal, as nearly as possible, their respective Target Accounts.

6.02         Special Allocations and Compliance with Section 704(b).  The following special allocations shall, except as otherwise provided, be made in the following order:

(a)           Notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year of the Company, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4).  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)           Items of Profit shall be allocated to each Member receiving distributions pursuant to Section 6.03(a) hereof until the aggregate items of Profit allocated to such Member under this Section 6.02(b) is equal to the aggregate amount theretofore distributed (and immediately available for distribution) pursuant to such clause (other than amounts constituting a return of capital with respect to Priority Member Advances).

(c)           Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its adjusted Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(d)           Nonrecourse Deductions for any taxable year of the Company or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests.

(e)           Any Member Nonrecourse Deductions for any taxable year of the Company or other period shall be allocated to the Member that made, or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(f)            No allocation of Loss or Net Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit.  Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests.

6.03         Distributions.  Except as provided in Section 6.04, and subject to Sections 6.05, 6.10 and 9.05 hereof, the Company shall, as soon as reasonably practical (but no less often than quarterly), make distributions or payments of Net Cash Flow (to the extent and if available) to the Members in the following manner and order of priority:

(a)           First, an amount of such Net Cash Flow shall be paid (in the order and priority set forth below), to the Members until each of the Members has received payments of Net Cash Flow, pursuant to this Section 6.03(a) hereof, in an aggregate amount (for the current period and all previous periods) equal to the sum of (i) the aggregate amount of its Priority Member Advances made pursuant to this Agreement and (ii) a cumulative return thereon compounded quarterly, at a rate equal to six percent (6%) per annum over the Contributing Member’s cost of funds calculated based on such Member’s then-existing credit lines (with payments made pursuant to this Section 6.03(b) deemed to be made first with respect to the interest described in clause (ii) hereof and then with respect to the aggregate amount of such aggregate Priority Member Advances described in clause (i) hereof); and

(b)           Thereafter, any remaining Net Cash Flow shall be distributed to the Members pro rata in accordance with and in proportion to their respective Percentage Interests, as adjusted pursuant to the provisions of Section 4.03 of this Agreement.

6.04         Distributions in Liquidation.  Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 12.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to this Article VI).  With the approval of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust established (for the benefit of the Members) for the purposes of liquidating Company and Subsidiary assets, collecting amounts owed to the Company or any Subsidiary and paying any contingent or unforeseen liabilities or obligations of the Company and the Subsidiaries arising out of or in connection with the Company or the Subsidiaries.  The assets of any trust established under this Section 6.04 will be distributed to the Members from time to time by the trustee of the trust upon approval of the Managing Member in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Members under this Agreement.

6.05         [Intentionally omitted.]

6.06         Tax Matters.  The Members intend for the Company to be treated as a partnership under the Code.  The Managing Member shall make all applicable elections, determinations and other decisions under the Code, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally.  The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Managing Member.  The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company.

6.07         Tax Matters Partner.  The SLG Member shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Partner”) and, subject to Section 6.06, shall exercise all rights, obligations and duties of a tax matters partner under the Code.  The Managing Member may in its discretion designate any other Member as a substitute or alternative tax matters partner by written notice thereof to all Members.

6.08         Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the

Company and the Book Basis of such property.  The Company shall use the “traditional method” without curative allocations.

6.09         REIT Status.  The Members agree to manage the Company (and cause the Company to manage any other entity in which the Company owns an interest) in a manner which enables each Member to qualify as a REIT and which complies with the income, asset and operating requirements of the Code which are applicable to a REIT.  In connection therewith, the Members and the Managers shall act in a manner consistent with that required by applicable law to effect such compliance.

VII.  MANAGEMENT

7.01         Management.

(a)           Except as otherwise expressly provided in this Agreement or any Subsidiary Operating Agreement, the business and affairs of the Company and, indirectly, the Subsidiaries, shall be controlled and managed by the Managing Member.  The Managing Member shall, in all cases, act in accordance with customary industry standards and in accordance with the then-applicable Budget and Operating Plan.  The Managing Member shall regularly consult with the Members in exercising its authority under this Agreement.

(b)           Without limiting the generality of the foregoing Section 7.01(a), and except as otherwise expressly provided in this Agreement or any Subsidiary Operating Agreement, the Managing Member, at the Company’s cost: (i) shall (A) establish the policies and operating procedures of the Company and the Subsidiaries, (B) implement all Major Decisions, (C) make decisions (other than Major Decisions and such other decisions as are reserved to the Members hereunder) as to all matters which the Company or any Subsidiary has authority to undertake, (D) make expenditures as are required to implement the then-applicable Budget and Operating Plan, and (E) make expenditures attributable to Necessary Expenses; (ii) may delegate such of its powers, duties, responsibilities and management functions, as it may from time to time determine, to any officer, employee or agent of any Member, the Company or any Subsidiary; (iii) may, on behalf of the Company or any Subsidiary, employ, engage or retain any Person to act as property or asset manager, leasing agent, developer, broker, accountant, attorney, engineer or in such other capacities as the Managing Member may determine is necessary or desirable in connection with the Company’s or any Subsidiary’s business, and the Managing Member shall be entitled to rely in good faith upon the recommendations, reports and advice given to it by any such Person in the course of such Person’s professional engagement; (iv) may perform, or cause to be performed, all of the Company’s or any Subsidiary’s obligations under any agreement to which the Company or any Subsidiary is a party; (v) may enter into contracts on behalf of the Company or any Subsidiary and make expenditures as are required to operate and manage the Company, the Subsidiaries and the Property; and (vi) may perform any other act which is necessary or desirable to carry out any of the purposes of the

Company or any Subsidiary.  All decisions made, and actions taken, by the Managing Member in accordance with the foregoing Section 7.01(a) and this Section 7.01(b) shall be binding on the Company, the Subsidiaries and all Members, as if such person or persons had personally made such decision or taken such action.

(c)           The Members hereby designate the SLG Member to act as the Managing Member of the Company (the “Managing Member”).  The Managing Member shall be entitled to receive reimbursement for its out-of-pocket expenses attributable to the performance of its duties as the Managing Member.  The Managing Member may only be removed or changed: (i) by unanimous consent of the Members; or (ii) upon the Managing Member’s resignation at its election.  In the event the Managing Member resigns, the Members shall appoint a successor Managing Member.  Any provision to the contrary herein notwithstanding, to the extent any Major Decision has been approved by the Members or is provided for or contemplated in the then-applicable Budget or the Operating Plan, the Managing Member shall be authorized, without any further consent or approval, to act in accordance therewith.

(d)           Any provision to the contrary in this Section 7.01 notwithstanding, unless provided for in, or contemplated by, the then-applicable Budget or Operating Plan (in which case, no additional approval shall be required under this Section 7.01(d)), no action shall be taken, sum expended, decision made or obligation incurred by or on behalf of the Company or any Subsidiary with regard to the following material matters unless the same are approved in writing by all of the Members (each a “Major Decision”):

(i)            approval of the final forms of the documents that evidence, secure or relate to the Acquisition Financing, to the extent that the same include any terms that are materially different from those set forth in the Financing Commitment;

(ii)           approval of any easements, amendments to the Condominium Declaration or similar instruments to be entered into by the Company in connection with the transactions contemplated on Exhibit D (which approval shall not be unreasonably withheld by the Members);

(iii)          any of the following which would have any material adverse effect on the Company or the Property:  acquisition of any land or other real property or interest therein; further subdivision of the Property; modification of any material land use permits, approvals or entitlements relating to the Property or of the terms of the Condominium Declaration or other condominium-related documents.  It is understood and agreed that the redevelopment of any portion of the Property (including, without limitation, any portion of the 11th through 13th floors of the “South Tower”) for residential condominium or any use other than for general office purposes – other than as set forth on Exhibit D attached hereto attached hereto – shall be deemed to involve a material adverse effect on the Company and the Property;

(iv)          except for the Acquisition Financing, any (i) financing or refinancing of the Company or any assets of the Company or (ii) financing or other arrangements under which individual Members would have recourse liability;

(v)           any (i) sale, ground lease or other transfer of, or mortgaging or the placing or suffering of any other encumbrance on or affecting the Property or any part or parts thereof, or the sale or other disposition of all or substantially all of the Company’s assets, or (ii) selection of any broker or agent in connection with any sale or other transaction;

(vi)          execution, modification, termination or waiver of any material rights under the CSFB’s lease of the Property or other arrangement involving the rental, use or occupancy of the Property, or any part thereof, by CSFB;

(vii)         construction of any material improvements or the making of any material capital improvements, repairs, alterations or changes in, to or of the Property or any part thereof, except for such matters as may be expressly provided for in any Budget or Operating Plan, resulting from an emergency, or as may be required to be performed under any agreements (such as loan documents or leases), or pursuant to legal requirements, affecting the Property;

(viii)        selecting or varying depreciation and accounting methods and making other decisions with respect to treatment of various transactions for state or federal income tax purposes or other financial purposes not otherwise specifically provided for herein, provided that such methods and decisions shall be consistent with the other provisions of this Agreement;

(ix)           approval of contracts, plans, specifications and drawings prior relating to construction occurring on the Property; approval of any additions to and/or alterations of the Property or any portion thereof; and approval of any modifications of such contracts, plans, specifications and drawings, (it being understood that with respect to the matters contemplated on Exhibit D, such approvals will not be unreasonably withheld);

(x)            determining any reserves to be established prior to the distribution of distributable cash to the Members;

(xi)           approval of any proposed budget or operating plan and approval of any modifications to any Budget or Operating Plan;

(xii)          making any expenditure or incurring any obligation by or on behalf of the Company involving an expenditure which is not included in the then current Budget or provided by Mandatory Capital Contributions or Agreed Capital Contributions pursuant to Section 4.02 hereof;

(xiii)         approval of any contracts with a person related to or affiliated with the Managing Member or any Member, unless the terms and conditions of such contract are made at arms length and shall be for a price and for such other terms as are no less favorable to the Company and no more favorable to such Affiliate than market terms for similar services.

(xiv)        institution of any legal action or settlement of any legal action involving more than $100,000 or the settlement of any uninsured claim or legal action against the Company involving more than $100,000;

(xv)         determination of any Agreed Capital Contribution, and the amount of such Agreed Capital Contribution, if required;

(xvi)        any election to admit any other person as a Member to the Company other than as expressly permitted hereunder without the consent of the Members; or

(xvii)       any election to dissolve the Company other than in accordance with the terms of this Agreement; any election to merge the Company with any other entity; and any election to file a bankruptcy or similar insolvency petition on behalf of the Company.

(e)           Major Decisions may be introduced for consideration of the Members only by the Managing Member, except as provided in Section 8.01 hereof; provided, however, that if any event or circumstance (other than those introduced for consideration by the GKK Member) arises outside of the ordinary course of business which would reasonably be expected to require a Major Decision in the Managing Member’s discretion, the Managing Member will promptly propose such Major Decisions to the Members for consideration.  Any provision to the contrary herein notwithstanding, the Managing Member shall have no power or authority to authorize or approve any Major Decision or to take any material action or make any material decision with regard thereto, unless the (i) same has been approved in writing by the Members, (ii) has been provided for in, or contemplated by the Budget or, to the extent applicable, the Operating Plan, or (iii) same qualify as Necessary Expenses in the Managing Member’s reasonable judgment.

(f)            The Members hereby acknowledge that each of the Members has approved the following (including to the extent such may constitute Major Decisions):

(i)            Without limiting the provisions of Section 7.01(d) hereof, the Project Modifications Under Consideration with CSFB, attached hereto as Exhibit D;

(ii)           Form of Asset Management Agreement, attached hereto as Exhibit C;

(iii)          Form of Leasing and Property Management Agreement, attached hereto as Exhibit B;

(iv)          Form of Reimbursement and Indemnity Agreement, attached hereto as Exhibit E; and

(v)           The closings to occur under the Purchase Agreement and the Acquisition Financing documents.

(g)           [Intentionally omitted.]

(h)        Except as expressly provided in this Agreement, no Member, other than Managing Member, shall have any right or power to participate in or have any control over the Company’s or any Subsidiary’s business, affairs or operations or to act for or to bind the Company or any Subsidiary in any matter whatsoever.

(i)          [Intentionally omitted.]

(j)          If, at the beginning of any calendar year beginning after the date hereof, the Budget and Operating Plan, or any item or portion thereof, shall not have been approved in writing by the Members, then:

(i)            Any items or portions of such Budget and Operating Plan and amounts of expenses provided therein which have been so approved shall become operative immediately and the Managing Member shall be entitled to expend funds in accordance with those operative portions;

(ii)           The Managing Member shall be entitled to expend, in connection with Necessary Expenses, an amount equal to the actual Necessary Expenses incurred by the Company or any Subsidiary; and

(iii)          The Managing Member shall be entitled to expend, in respect of other noncapital, recurring expenses in any fiscal quarter of the then-current calendar year, an amount equal to the lesser of (x) actual expenses incurred by the Company or any Subsidiary or (y) an amount equal to one hundred ten percent (110%) of the budgeted amount for the corresponding fiscal quarter of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Budget and Operating Plan, after giving effect to any dispositions or other material changes to the Property during the prior or current year; provided, however, that if any contract approved by the Members provides for an automatic increase in costs thereunder after the beginning of the then-current calendar year, then the Managing Member shall be entitled to expend the amount of such increase.

(k)         Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall not be obligated to make any expenditures or advance any funds on behalf of the Company or any Subsidiary, except from the accounts of funds of the Company or the applicable Subsidiary, nor shall the Managing Member be obligated to perform its duties and obligations hereunder if Company or Subsidiary funds are not available in amounts required to perform such duties and obligations.

7.02         Services and Fees; Affiliate Transactions.

(a)         The SLG Member or its Affiliate will perform asset management services with respect to GKK’s or its Affiliate’s Interest with the terms of an asset management agreement in the form attached hereto as Exhibit C (the “Asset Management Agreement”), which form, and which appointment, are hereby deemed approved by the Members.  Any changes in the form of the Asset Management Agreement or any amendments or modifications thereto, or any changes in the schedule of fees previously approved by the Members, must be approved by the Members.  Any provision to the contrary in this Agreement notwithstanding, the GKK Member shall have no right to terminate the Asset Management Agreement unless and until SLG no longer has any direct or indirect Interest in the Company.

(b)        Additionally, the SLG Member or its Affiliate will perform management services with respect to the Property in accordance with the terms of a leasing and property management agreement in the form attached hereto as Exhibit B (the “Leasing and Property Management Agreement”), which form, and which appointment, are hereby deemed approved by the Members.  Any changes in the form of the Leasing and Property Management Agreement or any amendments or modifications thereto, or any changes in the schedule of fees previously approved by the Members, must be approved by the Members.  Any provision to the contrary in this Agreement notwithstanding, the GKK Member shall have no right to terminate the Leasing and Property Management Agreement unless and until SLG no longer has any direct or indirect Interest in the Company.

(c)         Any agreements with any Member or an Affiliate of any Member must be approved by all Members, and no fees or compensation will be paid by the Company or any Subsidiary to any Member or any of its Affiliates, unless the same has been approved by all Members or expressly and specifically contemplated in an approved Budget and Operating Plan.

(d)        In addition to, and notwithstanding, the foregoing provisions of this Section 7.02, but subject in all cases to the provisions of Section 7.01(d) hereof, the Managing Member may determine that it is appropriate for the Company to enter into agreements with one or more third parties to sell, or provide other professional services with respect to, the Property, the Company or any Subsidiary, which agreements shall be subject to the approval of the Managing Member.  The fees for services from such third parties shall be included in any proposed budget and subject to approval in accordance with Section 7.01(d)(xi), and shall not exceed the prevailing competitive fees being charged for such services for similar properties in the market where the Property is located.

7.03         Duties and Conflicts.

(a)           The Members, including the Managing Member, shall devote such time to the business of the Company and the Subsidiaries as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.  Except as otherwise provided in this Agreement or as otherwise approved by all Members, no Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)           Each of the Members recognizes that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, has or may in the future have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company, and that the other Member and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, are entitled to carry on such other business interests, activities and investments.  Each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company or any Subsidiary, without any obligation to offer any interest in such activities to the Company or any Subsidiary or to the other Member.  Neither the Company, the Subsidiaries nor the other Member shall have any right, by virtue of this Agreement or any Subsidiary Operating Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any Subsidiary, shall not be deemed wrongful or improper.  For the avoidance of doubt, no provision contained herein is intended to modify any term or condition of that certain Origination Agreement, dated August 2, 2004, by and among GKK, GKK Capital LP and SL Green Operating Partnership, L.P., as the same may be amended from time to time.

7.04         Company Expenses.  Except as otherwise provided in this Agreement or in the Leasing and Property Management Agreement or in the Asset Management Agreement, and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and any Subsidiary and of acquiring, holding, owning, developing, redeveloping, operating, managing and leasing the Property, including, without limitation, transfer taxes in connection with the acquisition of the Property (or interests in the applicable Subsidiaries), all fees payable under Section 7.02, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, and all other fees, costs and expenses directly attributable to the business and operations of the Company or any Subsidiary.  In the event any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is otherwise in accordance with the terms of this Agreement, the Leasing and Property Management Agreement and the Asset Management Agreement.

7.05         Officers.

(a)           The Managing Member may, from time to time, appoint one or more officers of the Company holding such offices of President, Executive Vice President and Secretary, Treasurer, Assistant Treasurer, Assistant Secretary, or any of them, or any other offices of the Company as may, from time to time, be established by the Managing Member (each an “Officer” and, collectively, the “Officers”).  Upon such appointment, and subject to the terms of this Agreement, each Officer shall be vested with the authority, rights and obligations as the Managing Member may designate; provided, however, (i) that the Managing Member may, from time to time, in its sole discretion (A) appoint one or more additional Officers, (B) remove, replace or substitute one or more Officers and (C) limit or restrict the authority of one or more Officers, and (ii) that no Officer may be authorized to take any action which the Managing Member would not validly be allowed to take under the terms of this Agreement.

(b)           Any Officer, to the extent of his or her power vested in him or her by action of the Managing Member in accordance with the terms of this Agreement, shall be an agent of the Company for the purpose of the Company’s business and the actions of such Officer taken in accordance with such powers shall bind the Company.

VIII.  BUY-SELL AND CALL PROVISIONS

8.01         Buy-Sell Provisions.

(a)           In the event that the Members are unable to agree upon a Major Decision: (i) involving the sale or refinancing of the Property proposed to the Members by (x) the SLG Member at any time for any reason or (y) by the GKK Member solely in either of the following two circumstances: (1) on the first Business Day of any year after the tenth (10th) anniversary of the date of this Agreement, only if the GKK Member reasonably determines that it will likely incur “phantom income” in the succeeding annual period; or (2) at any time, in the event that the credit rating of CSFB falls below a published rating of “BBB” by Standard and Poor’s or “Baa” by Moody’s; (ii) involving an extension of, or material modification to, the CSFB space lease, or the re-tenanting of the space currently demised to CSFB under the CSFB space lease; (iii) involving any material capital expenditure by the Company or with respect to the Property, other than as set forth on Exhibit D attached hereto; or (iv) which would otherwise materially impair the value of the Property, either Member may notify the other Member of a deadlock with respect to such Major Decision(s) (such notification, a “Major Decision Deadlock Notice”).  Within thirty (30) calendar days of the delivery of a Major Decision Deadlock Notice, the GKK Member may deliver a written notice as described below (the “Buy-Sell Notice”) to the SLG Member, as set forth below.

(b)           The Buy-Sell Notice shall be signed by the GKK Member and shall state the amount at which the GKK Member values the Property and all other assets of the Company (the “Buy-Sell Value”).

(c)           Within such thirty (30) calendar day period, a copy of the Buy-Sell Notice shall be delivered to the Company Accountant who shall, within five (5) Business Days, determine and notify the Members of the amount each Member would receive if all Company assets were sold for the Buy-Sell Value (less deductions therefrom for normal and customary charges and expenses incurred in connection with the sale of real estate in New York City, which shall be imputed, if not actually incurred, including, without limitation, broker’s commissions, transfer taxes, if applicable, and other closing costs), all liabilities of the Company and each Subsidiary (including any loans by any such Member to the Company or any Subsidiary) were paid in full, and the remaining proceeds were distributed to the Members in accordance with Section 6.04 (the “Member Buy/Sell Proceeds”).

(d)           The SLG Member shall have the right, exercisable by delivery of notice in writing (the “Election”) to the GKK Member within thirty (30) calendar days after the receipt of the Buy-Sell Notice, to elect to either:

(i)            sell to the GKK Member all of the SLG Member’s rights, title and interests in and to its Interest in the Company, interest in the Subsidiaries, if applicable, and interest in any loans to the Company and the Subsidiaries, for a cash purchase price equal to the applicable Member Buy/Sell Proceeds; or

(ii)           purchase all of the GKK Member’s rights, title and interests in and to its Interest in the Company, interest in the Subsidiaries, if applicable, and interest in any loans to the Company and the Subsidiaries, in each case free of all liens and encumbrances, for a cash purchase price equal to the applicable Member Buy/Sell Proceeds.

Failure of the SLG Member to give the GKK Member notice of the SLG’s Election shall be deemed, upon the expiration of such 30-day period, to be an Election to sell under Section 8.01(d)(i).

(e)           Contemporaneously with the SLG Member’s Election or deemed Election, the purchasing Member shall (i) have the right to direct the Managing Member on behalf of the Company and otherwise make decisions on behalf of the Company with respect to (1) the day-to-day operations of the Company that would otherwise require direction by the Managing Member, (2) the decisions of the Company that are referred to in Exhibit D to this Agreement and (3) any Major Decisions other than those identified in (i)-(iv) of Section 8.01(a); provided, however, prior to the closing of the purchase under this Section 8.01, all such direction and decisions shall be consistent with past practices of the Company and be in the ordinary course of the Company’s business, and (ii) deposit in escrow with a bank or other financial institution selected by the selling Member as escrowee an earnest money deposit in cash in an amount equal to ten percent (10%) multiplied by the purchase price to be paid in connection with such purchase, and, if such purchasing Member fails to close such purchase as provided in this Section 8.01(e), then the selling Member may retain such deposit and either elect to purchase all of the right, title and interest of the purchasing Member in and to its Interest in the Company and interest in the Subsidiaries, if applicable, and in any loans to the Company and the Subsidiaries, for a cash purchase price equal to ninety percent (90%) of the applicable Member Buy/Sell Proceeds, or exercise any other rights or remedies available at law or in equity, including the rights set forth in Article XIII hereof.  All closings of any purchase and sale under this Section 8.01 will be held at the Company’s principal office and shall take place no later than that date which is 45 calendar days after the later of the SLG Member’s Election or deemed Election.

(f)            [Intentionally omitted.]

(g)           Each Member shall be entitled to enforce its rights under this Section 8.01 by specific performance.  If the purchasing Member defaults under this Section 8.01, it shall have no right to make any future Buy-Sell Notice hereunder.  No Buy-Sell Notice may be made until all periods for making elections and performing obligations under any previous Buy-Sell Notice pursuant to this Section 8.01 shall have terminated.

(h)           Any Member may freely assign its rights and obligations pursuant to this Section 8.01 to an wholly-owned Affiliate by delivering notice of such assignment to the other Member, provided that the assigning Member shall remain liable for any and all obligations of its assignee, as if such Member had not assigned its rights pursuant to this Section 8.01(f).

(i)            Notwithstanding the foregoing, if the provisions of Section 10.02(d) of this Agreement have been initiated by any Member, then no Member may initiate the provisions of this Section 8.01 until the procedures set forth in Article X have been completed or terminated pursuant to the terms thereof.

8.02         Call Provision.

(a) At any time and from time to time, unless (i) a Major Decision Deadlock Notice has been delivered and the thirty (30) calendar day period during which the GKK Member has a right to deliver a Buy-Sell Notice has yet to expire or (ii) the GKK Member has delivered a Buy-Sell Notice pursuant to Section 8.01 and the purchasing Member in connection therewith has not defaulted in respect thereof (as contemplated by Section 8.1(g)), the SLG Member shall have the right at any time, upon at least thirty (30) calendar days prior written notice (the “Call Notice”), to cause all or a portion of the Interest of the GKK Member (and any Member, or other permitted transferee in accordance with Article X, whose interest derives from the initial Interest of the GKK Member) to be redeemed by the Company or purchased by the SLG Member or its Affiliate in full.  The redemption or purchase price, as the case may be, shall be equal to the amount that would have been distributed to such Member if the Property and all other assets of the Company had been sold at the then-fair-market value thereof (less deductions therefrom for normal and customary charges and expenses incurred in connection with the sale of real estate in New York City, which shall be imputed, if not actually incurred, including, without limitation, broker’s commissions, transfer taxes, if applicable, and other closing costs), and the proceeds of such sale, after paying all debts and liabilities of the Company, were distributed to the Members in accordance with Section 6.03 hereof; provided that, if such exercise occurs after the expiration of the term of the lease of the Property to CSFB, the redemption or purchase price (as the case may be) payable to such Member shall be not less than the value of such Member’s Capital Account in the Company as determined in accordance with Section 4.04 and the books and records of the Company.  Unless the SLG Member and the GKK Member agree upon the fair market value of the Property and the other assets of the Company (the “Call Provision FMV”)(which agreements shall be as determined or approved by the independent members of the Boards of Directors of SLG and GKK), the Call Provision FMV shall be determined based on an independent third-party appraiser’s determination of the Call Provision FMV.  Such appraiser shall be selected as follows: the SLG Member and the GKK Member shall each promptly choose an independent appraiser (“SLG’s Appraiser” and “GKK’s Appraiser,” respectively), each of which shall not have performed or been engaged to perform any appraisal or valuation services for the Company, SLG or GKK (or any of their respective Affiliates) within the then-preceding three (3) years.  All appraisers shall be MAI appraisers and have at least ten (10) years experience in commercial real estate valuation.  If the lower of the two (2) appraisals so obtained is not less than ninety percent (90%) of the higher of such two (2) appraisals, the average of such two (2) appraisals shall be the Call Provision FMV.  In the lower of the two (2) appraisals so obtained is less than ninety percent (90%) of the higher of such two (2)  appraisals, then SLG’s Appraiser and GKK’s Appraiser shall promptly select a third appraiser (the “Third Appraiser”), who shall promptly select the Call Provision FMV from either the amount stated by either the SLG Appraiser or the GKK Appraiser and the Third Appraiser shall have no discretion to select an amount different from either thereof.  Such selection shall be binding upon the parties and shall immediately thereafter be the Call Provision FMV for all purposes under this Agreement.  If SLG’s Appraiser and GKK’s Appraiser cannot agree on the selection of the Third Appraiser, such Third Appraiser shall be selected as provided by the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof for selection of “arbitrators” in comparable situations.  The cost of the appraisals shall be an expense of the Company.

(b)           Upon delivery of the Call Notice under Section 8.02(a), the SLG Member shall have the right to make direct the Managing Member on behalf of the Company and otherwise make all decisions on behalf of the Company with respect to (A) the day-to-day operations of the Company that would otherwise require direction by the Managing Member, (B) the decisions of the Company that are referred to in Exhibit D to this Agreement and (C) any and all Major Decisions. In the event of a transfer if any Interest by the GKK Member to a Prohibited Transferee or other breach or violation of Article X of this Agreement, the applicable redemption price payable by the SLG Member to the GKK Member under Section 8.02(a) shall be reduced to an amount equal to ninety percent (90%) of the Call Provision FMV.

(c)           For the avoidance of doubt, the SLG Member shall have the right to invoke the provisions of this Section 8.02 even if the parties are engaged in mandatory arbitration pursuant to Section 13.16 of this Agreement.

8.03         Termination of Other Agreements.  If any Member’s Interest is purchased under this Article VIII or the corresponding provisions of any Subsidiary Operating Agreement, all other agreements with such Member or its Affiliates will (at the election of the purchasing Member) be terminated on the date such Member’s Interest is purchased.

IX.  BOOKS AND RECORDS

9.01         Books and Records.  The Managing Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and each Subsidiary and the ownership and operation of the Property.  Bills, receipts and vouchers shall be maintained on file by the Managing Member.  The Managing Member shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company.  The Managing Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 9.03 hereof.  Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.

9.02         Accounting and Fiscal Year.  The books of the Company and each Subsidiary shall be kept on the accrual basis in accordance with generally accepted accounting practices and principles (“GAAP”), and the Company and each Subsidiary shall report its operations for tax purposes on the accrual method.  The taxable year of the Company and each Subsidiary shall end on December 31 of each year, unless a different taxable year shall be required by the Code.

9.03         Reports.

(a)           The Managing Member shall prepare at the Company’s expense the financial reports and other information that the Members may determine are appropriate, including those provided for in Section 7.03(c).  In any event, the Managing Member shall prepare or cause to be prepared at the expense of the Company and furnish to each of the Members: (i) within twenty (20) calendar days after the close of each fiscal year of the Company, a preliminary and unaudited consolidated balance sheet of the Company and each Subsidiary dated as of the end of such fiscal year, a preliminary and unaudited statement of income and expense and a preliminary and unaudited statement of cash flow; (ii) as early as practicable but in no event later than seventy-five (75) calendar days after the close of each fiscal year of the Company, a consolidated balance sheet of the Company and each Subsidiary dated as of the end of the fiscal year, a related statement of income and expense and a statement of cash flow, all of which shall be certified in the customary manner by the Company Accountant; (iii) within 20 days after the close of each fiscal quarter of the Company (other than the last fiscal quarter in any fiscal year), a consolidated balance sheet of the Company and each Subsidiary dated as of the end of the fiscal quarter, a related statement of income and expense and a statement of cash flow; and (iv) within 20 days after the end of each calendar month, a consolidated income statement for the Company and each Subsidiary and a related statement of cash flow.  In addition, promptly after the end of each fiscal year and at the expense of the Company, the Managing Member will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company and each Subsidiary during such fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing.  The Managing Member will also cause the Company Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to the Members for their approval as early as practicable but in no event later than ninety (90) calendar days following the end of the preceding fiscal year and will file the tax returns after they have been approved by the Members.  In the event any Member shall not in good faith be able to approve any such tax return prior to the date required for the filing thereof, the Managing Member will timely obtain an extension of such date if such extension is available under applicable law.  The Managing Member shall prepare and distribute the reports and statements described in this Section 9.03.

(b)           All decisions as to accounting principles shall be made by the Managing Member, subject to the provisions of this Agreement.

9.04         The Company Accountant.  The Company shall retain as the regular accountant and auditor for the Company and each Subsidiary (the “Company Accountant”) a nationally-recognized accounting firm designated by the Managing Member.  The fees and expenses of the Company Accountant shall be a Company expense.  The initial Company Accountant shall be Ernst & Young, LLP, until such time as the Managing Member shall elect to change such Company Accountant.

9.05         Distributions and Reserves.  The Budget and Operating Plan will contain provisions governing the payment of distributions (in accordance with Section 6.03) and establishment of reserves (“Reserve Accounts”), provided, that, the Managing Member may require reserves be established in excess of the Reserve Accounts to the extent the Managing Member reasonably determines that said amounts are required to satisfy (i) requirements of applicable law, or (ii) Necessary Expenses.  Disputes regarding the reasonableness of the determination by the Managing Member hereunder will be subject to arbitration pursuant to Section 13.16 hereof.

9.06         The Budget and Operating Plan.  The Managing Member shall be responsible for preparing and submitting to the Members for their approval a proposed budget and strategic operating plan with regard to the Property and/or the Subsidiaries on a consolidated basis along with operations of the Company, for each fiscal year.  Within forty-five (45) calendar days after the date hereof, an initial Budget for the Company and the Subsidiaries (the “Initial Budget”) shall be attached hereto as Exhibit A.  For each year thereafter, the Budget and Operating Plan shall be prepared in proposed form by the Managing Member and submitted by the Managing Member to the Members in draft form by November 1 of each year with respect to the following fiscal year for approval no later than December 15 of each fiscal year with respect to the following fiscal year.

X.  TRANSFER OF INTERESTS

10.01       No Transfer.

(a)           Except as expressly permitted or contemplated by this Agreement: (i) no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”), directly or indirectly, all or any portion of its Interest without the prior written consent of the other Members (which may be withheld or granted in the sole discretion of such other Members); (ii) GKK may not Transfer, directly or indirectly, all or any portion of its equity interest in the GKK Member without the prior written consent of the SLG Member, which may be withheld or granted in the sole discretion of the SLG Member; (iii) SLG may not Transfer, directly or indirectly, all or any portion of its indirect equity interest in the SLG Member without the prior written consent of the GKK Member, which may be withheld or granted in the sole discretion of the GKK Member; and (iv) no Member may Transfer all or any portion of its Interest to a Prohibited Transferee.

(b)           Any Transfer in contravention of clause (i) through clause (iv) of Section 10.01(a) above shall be null and void.  No Member, without the prior written consent of the other Member, may resign from the Company, except as a result of such Member’s involuntary dissolution or final adjudication as bankrupt or in connection with a permitted Transfer.

10.02       Permitted Transfers.

(a)           Subject to the provisions of this Section 10.02 and Section 10.05, the GKK Member may, from time to time and in its sole discretion, without the consent of the SLG Member, sell or assign its Interest in whole or in part to any wholly owned and controlled Affiliate of the GKK Member, provided such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article X).  In addition, the GKK Member may, from time to time, sell or assign up to forty-nine percent (49%) of its Interest in the Company to a Qualified Institutional Transferee approved by the SLG Member (which approval shall not be unreasonably withheld, conditioned or delayed), provided that the GKK Member retains all voting and decision-making authority with respect to such transferred Interest.

(b)           Subject to the provisions of Section 10.05, the SLG Member may, from time to time and in its sole discretion, without the consent of the GKK Member, sell or assign its Interest in whole or in part to any wholly owned and controlled Affiliate of SLG, provided such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article X).  In connection with the foregoing, the SLG Member shall have the absolute right to designate any wholly owned and controlled Affiliate transferee as a Member (including the Managing Member).  In addition, the SLG Member may, from time to time, sell or assign up to forty-nine percent (49%) of its Interest in the Company to a Qualified Institutional Transferee approved by the GKK Member (which approval shall not be unreasonably withheld, conditioned or delayed), provided that the SLG Member retains all voting and decision-making authority with respect to such transferred Interest.

(c)           Any permitted Transfer pursuant to subsection (a) or subsection (b) above shall not relieve the transferor of any of its obligations prior to such Transfer.  Subject to Sections 10.03 and 10.04, any transferee pursuant to this Section 10.02 shall become a substitute Member of the Company and each Member and its permitted transferee(s) shall be treated as one Member for all purposes of this Agreement.  Except as set forth in the last sentence of Section 10.02(b) hereof, the provisions of this Section 10.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in any Company property (which transfer or grant shall be subject to the other provisions of this Agreement).

(d)           (i)            Subject to the limitations on transfer as set forth in Section 10.02(a) and (b), in the event either member (the “Transferring Member”) receives a written bona fide offer from a third party that is not an Affiliate of said Member to purchase all or a portion of its Interest (the “Target Interest”) and said Member desires to Transfer all or a part of its Target Interest pursuant to the terms of said bona fide offer (“Acceptable Transfer Terms”), the Transferring Member shall deliver to the other Member (the “Non-Transferring Member”) notice of the terms of such Acceptable Transfer Terms (“Transfer ROFR Notice”), including the proposed cash purchase price, other economic terms and conditions and all other material terms and conditions of such Acceptable Transfer Terms, and shall include a true and correct copy thereof.  At any time within forty-five (45) calendar days after the date the Non-Transferring Member receives the Transfer ROFR Notice (the “Transfer Response Period”), the Non-Transferring Member shall have the right, exercisable by delivery of notice in writing (the “Transfer Election”) to the Transferring Member, to either:

(A)          approve the Acceptable Transfer Terms and authorize the Transferring Member to attempt to sell or dispose of the Target Interest in accordance with the Acceptable Transfer Terms; or

(B)           elect to purchase all of the Target Interest for a cash purchase price as set forth in the Acceptable Transfer Terms (including any assumption of debt, if applicable) and subject to no other terms and conditions.

(ii)           Any election pursuant to subparagraph (B) of Section 10.02(d)(i) above, shall be made by (1) delivering to the Transferring Member the Transfer Election, which shall affirmatively state that the Non-Transferring Member is exercising such option, and (2) depositing in an escrow account at a bank or other financial institution selected by the Transferring Member (the “Transfer Escrow Agent”), a deposit equal to five percent (5%) of the purchase price (the “Transfer Escrow Deposit”) (as set forth in the applicable Acceptable Transfer Terms).  In such event, (or in the event of a deemed election to permit a sale pursuant to Section 10.02(d)(iii) below) the Non-Transferring Member and the Transferring Member shall close the purchase of the Target Interest and the Transferring Member shall assign the Target Interest to the Non-Transferring Member or to a designee of the Non-Transferring Member on the terms and conditions set forth in the Transfer ROFR Notice, against receipt of payment of the cash portion of the purchase price and assumption of any debt as aforesaid.

All closings of any purchase and sale under this Section 10.02(d) will be held at the Company’s principal office and will take place on the closing date set forth in the applicable Acceptable Transfer Terms.

(iii)          If at the expiration of the Transfer Response Period the Non-Transferring Member neither (A) authorizes the Transferring Member to sell the applicable Target Interest as provided in Section 10.02(d)(i)(A) above, or (B) elects to purchase the Target Interest of the Transferring Member by following the procedures in Section 10.02(d)(i)(B) above, then the Non-Transferring Member shall be deemed to have authorized and have approved a Transfer of the Target Interest (subject to Sections 10.02(a) and 10.02(b) hereof) pursuant to Section 10.02(d)(i)(A) hereof, for a purchase price not less than the purchase price set forth in the Acceptable Transfer Terms, and otherwise pursuant to such other terms, conditions and provisions as are determined appropriate in the reasonable discretion of the Transferring Member.  In the event the Non-Transferring Member authorizes or is deemed to have authorized the Transfer of the applicable Target Interest pursuant to the terms described above, and the Transferring Member thereafter receives a bona fide offer for the purchase of the Target Interest from any party for a purchase price which is at least equal to the purchase price set forth in the Acceptable Transfer Terms, other than as set forth below in subparagraph (iv) below, the Transferring Member may consummate the sale of the Target Interest on such terms, without the requirement of any consent or approval of the Members; provided, the Transferring Member shall have entered into a binding contract for the transfer of the Target Interest within one hundred eighty (180) calendar days after the date on which the Non-Transferring Member authorized or was deemed to have authorized such transfer, and such transfer must be consummated within the closing date set forth in the Transfer ROFR Notice.  The failure of the Transferring Member to enter into such binding contract within the 180-day period referred to in the immediately preceding sentence or the failure of such transfer to occur within such closing period shall require the Transferring Member to again deliver to the Non-Transferring Member an additional Transfer ROFR Notice and to again follow the procedures set forth in this Section 10.02(d) hereof prior to any Transfer.

(iv)          In the event the Non-Transferring Member Group should default in its obligation to purchase any Target Interest pursuant to the terms of this Section 10.02(d), the following shall be the sole and exclusive remedy for such default: the Interest Transfer Escrow Agent shall immediately deliver to the Transferring Member the Transfer Escrow Deposit (such amount shall not be deemed to be a contribution or distribution of capital, or effect in any way the Capital Account of any Member, the allocation provisions or any other equity provisions of this Agreement).

(e)           Notwithstanding anything to the contrary contained in this Agreement, no Member shall Transfer, directly or indirectly, all or any portion of its Interest to a Prohibited Transferee.

(f)            Notwithstanding the foregoing, if the provisions of Section 8.01 or Section 8.02 hereof have been initiated by any Member, then no Member may not initiate the provisions of this Section 10.02 until the procedures set forth in Section 8.01 or Section 8.02 hereof have been completed or terminated pursuant to the provisions of Section 8.01 or Section 8.02 hereof.

10.03       Transferees.  Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any part of any Interest shall be made (a) except in compliance with all applicable securities laws or (b) if such Transfer would violate any loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company.  Further, no transferee of all or any portion of any Interest shall be admitted as a substitute Member unless (i) such Interest is transferred in compliance with the applicable provisions of this Agreement, (ii) such transferee shall have furnished evidence of satisfaction of the requirements of Section 10.02 hereof, reasonably satisfactory to the remaining Member(s), and (iii) such transferee shall have executed and delivered to the Company such instruments as the remaining Member(s) reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement with respect to such Interest.  At the request of any remaining Member, each such transferee shall also cause to be delivered to the Company at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the remaining Members, to the effect that (a) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (b) such Transfer does not violate any provision of any loan commitment or agreement or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property or any other asset of the Company, and (c) such Transfer does not violate any federal or state security laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission.  All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

10.04       Admission of Additional Members.

(a)           No person may be admitted as an additional Member of the Company (in contrast with admission as a substitute Member in connection with a permitted Transfer) without the consent of the Members.

(b)           Any additional or substitute Member admitted to the Company shall execute and deliver documentation in form satisfactory to the Members accepting and agreeing to be bound by this Agreement, and such other documentation as the Members shall require in order to effect such Person’s admission as an additional Member.  The admission of any Person as an additional Member shall become effective on the date upon which the name of such person is recorded on the books and records of the Company following the consent of the Members to such admission.

10.05       Override on Permitted Transfers.

(a)           It is expressly understood and agreed that any Transfer permitted pursuant to this Article X shall in all instances be prohibited (and, if consummated, shall be void ab initio) if such Transfer does not comply with all applicable laws, rules and regulations and other requirements of governmental authorities, including, without limitation, Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(b)           Each admitted Member shall be required to make the representations and warranties set forth in Section 13.01(a) of this Agreement to the other Member(s) and the Company as of the date of such Member’s admission into the Company.  Each Member shall be deemed to make the representations and warranties set forth in Section 13.01(a)(ix)-(xii) of this Agreement to the Members and the Company on behalf of any Person that acquires a beneficial ownership interest in such Member as of the date of such acquisition.

XI.  INDEMNIFICATION

11.01       Indemnification.

(a)           The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member and Managing Member and each general or limited partner of any Member and Managing Member, each shareholder, member or other holder of any equity interest in such Member or any officer, director or employee of any of the foregoing (each an “Indemnified Party”), against any losses, claims, damages or liabilities to which such Indemnified Party may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnified Party in connection with this Agreement, any Subsidiary Operating Agreement or the Company’s or any Subsidiary’s business or affairs, including any action or omission constituting a breach of any fiduciary duties; provided, however, that such act or omission (i) was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interest of the Company or the applicable Subsidiary and was within the scope of authority granted to such Member or applicable Indemnified Party, (ii) was not a transaction for which the Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement or any Subsidiary Operating Agreement, (iii) was not attributable in whole or in part to such Indemnified Party’s breach of this Agreement or any Subsidiary Operating Agreement or a knowing violation of law, or (iv) was not attributable in whole or in part to such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence.  If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or any Subsidiary Operating Agreement or the Company’s or any Subsidiary’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and defense preparation) as they are incurred in connection therewith, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.  If for any reason (other than the fraud, gross negligence, intentional misconduct, breach of this Agreement or any Subsidiary Operating Agreement or a knowing violation of law by such Indemnified Party or a transaction for which such Indemnified Party received a personal benefit in violation or breach of the provisions of this Agreement or any Subsidiary Operating Agreement) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Party on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.  Any indemnity under this Section 11.01(a) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required or permitted, without the consent of the other Member, to contribute additional capital under Article IV to enable the Company to satisfy any obligation under this Section 11.01.

(b)           The provisions of this Section 11.01 shall survive for a period of six years from the date of dissolution of the Company, provided that if at the end of such period there are any actions, proceedings or investigations then pending, an Indemnified Party may so notify the Company and the Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 11.01 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved, and the obligations of the Company under this Section 11.01 shall be satisfied solely out of Company assets.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 11.01 shall be in addition to any liability which the Company or such Member may otherwise have and inure to the benefit of such Member, its Affiliates and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

XII.  DISSOLUTION AND TERMINATION

12.01       Dissolution.  The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

(a)           The sale, condemnation or other disposition of all the assets of the Company and the receipt of all consideration therefor;

(b)           The expiration of the period related to the election under Section 13.02(a) hereof;

(c)           The expiration of the period set forth in Section 2.03 hereof;

(d)           The determination of the Members to dissolve the Company; or

(e)           The resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within 90 days after such event, each of the remaining Members elects in writing to continue the business of the Company.

Without limiting, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company.  Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Member, no Member may withdraw from or cause a voluntary dissolution of the Company or any Subsidiary.  In the event any Member withdraws from or causes a voluntary dissolution of the Company or any Subsidiary in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company and the Subsidiaries.

12.02       Termination.  In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company and the Company Subsidiaries as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)           The Property and all other assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Managing Member.  The Liquidating Member may distribute property, interests in Subsidiaries and other assets of the Company in kind, only with the consent of the Members.

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)            To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Property and the other assets of the Company, or any part thereof) and (B) the expenses of liquidation.

(ii)           To the setting up of any reserves which the Liquidating Member and the Managing Member shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company, any Subsidiary or any Member arising out of or in connection with the Company or any Subsidiary.  Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 12.02(c)(iii) hereof; provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 12.02(c)(i) above and, by reason thereof, a distribution under Section 12.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 12.02(c)(i) above.

(iii)          The balance, if any, to the Members in accordance with Section 6.04 hereof.

12.03       Liquidating Member.  The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company and all Subsidiaries all papers which shall be necessary or desirable to effect the dissolution and termination of the Company and each Subsidiary in accordance with the provisions of this Article XII.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company and each Subsidiary, including the winding up of the business of the Company and each Subsidiary.

XIII.  MISCELLANEOUS

13.01       Covenants, Representations and Warranties of the Members.

(a)           Each Member represents and warrants to the other Member as follows:

(i)            It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)           This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms, subject to the application of principles of equity and laws governing insolvency and creditors’ rights generally.

(iii)          No consents or approvals (which have not been obtained) are required from any governmental authority or other Person for the Member to enter into this Agreement and be admitted to the Company.  All limited liability company, corporate or partnership action on the part of the Member (and its direct or indirect equity owners) necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)          The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organic documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)           Each Member is acquiring its interest in the Company for investment, solely for its own account, with the intention of holding such interest for investment and not with a view to, or for resale in connection with, any distribution or public offering or resale of any portion of such interest within the meaning of the Securities Act of 1933 (the “Securities Act”) or any other applicable federal or state security law, rule or regulation (“Securities Laws”).

(vi)          Each Member acknowledges that it is aware that its interest in the Company has not been registered under the Securities Act or under any other Security Law in reliance upon exemptions contained therein.  Each Member understands and acknowledges that its representations and warranties contained herein are being relied upon by the Company, the other Member and the constituent owners of such other Member as the basis for exemption of the issuance of interest in the Company from registration requirements of the Securities Act and other Securities Laws.  Each Member acknowledges that the Company will not and has no obligation to register any Interest in the Company under the Securities Act or other Securities Laws.

(vii)         Each Member acknowledges that prior to its execution of this Agreement, it received a copy of this Agreement and that it examined this document or caused this document to be examined by its representative or attorney.  Each Member does hereby further acknowledge that it or its representative or attorney is familiar with this Agreement, and with the business and affairs of the Company, and that except as otherwise specifically provided in this Agreement, it does not desire any further information or data relating to the Company, any Subsidiary, the Property or the other Member.  Each Member does hereby acknowledge that it understands that the acquisition of its Interest in the Company is a speculative investment involving a high degree of risks and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company and to justify its investing in a highly speculative venture of this type.

(viii)        The Member is in compliance with Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

(ix)           At all times, including after giving effect to any Transfers permitted pursuant to this Agreement, (a) none of the funds or other assets of the Member constitutes property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law (including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder) (any such person, entity or government, an “Embargoed Person”) with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; (b) no Embargoed Person has any interest of any nature whatsoever in the Member with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof; and (c) none of the funds of the Member have been derived from any unlawful activity with the result that the investment in the Member (whether directly or indirectly), is prohibited by any applicable law, rule, regulation, order or decree is in violation thereof.

(x)            If applicable to such Member, the Member has implemented a corporate anti-money laundering plan that is reasonably designed to ensure compliance with applicable foreign and U.S. anti-money laundering law.

(xi)           The Member is familiar with the U.S. Government Blacklists maintained by applicable U.S. Federal agencies and none of its investors, officers or directors is on the U.S. Government Blacklists.

(b)           In addition to the representations and warranties set forth above, the SLG Member represents and warrant to the GKK Member as follows:

(i)            The SLG Member is acquiring its interest in the Company with, and the source of its Capital Contributions is, its own funds or the funds of SLG, and not the funds of any third-party or equity investor.

(ii)           The SLG Member is a Delaware limited liability company currently existing pursuant to that certain Limited Liability Company Agreement entered into as of on or about the date of this Agreement (the “SLG Member LLC Agreement”), and that certain certificate of formation filed with Secretary of State of Delaware on April 12, 2005 (the “SLG Member Certificate”).  The aforementioned SLG Member LLC Agreement and SLG Member Certificate have not been terminated and continue to be in full force and effect.  The only member of the SLG Member is SLG.

(c)           The GKK Member represents and warrants to the SLG Member as follows:

(i)            The GKK Member is acquiring its interest in the Company with, and the source of its Capital Contributions is, its own funds or the funds of GKK, and not the funds of any third-party or equity investor.

(ii)           The GKK Member is a Delaware limited liability company currently existing pursuant to that certain Limited Liability Company Agreement entered into as of on or about the date of this Agreement (the “GKK Member LLC Agreement”), and that certain certificate of formation filed with Secretary of State of Delaware on April 26, 2005 (the “GKK Member Certificate”).  The aforementioned GKK Member LLC Agreement and GKK Member Certificate have not been terminated and continue to be in full force and effect.  The only member of the GKK Member is GKK.

(d)           Subject to the provisions of Section 3.02(b) hereof, each Member agrees to indemnify and hold harmless the Company and the other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of the SLG Member, the GKK Member and/or the Company.

13.02       Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be reasonably required to carry out the intent and purposes of this Agreement.

13.03       Notices.  All notices of default, demands, requests for or grants of consents or approvals, which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Material Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission with proof of receipt or (c) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

If to the GKK Member, to:	c/o Gramercy Capital Corp.
420 Lexington Avenue
New York, New York 10170
Attn: Robert R. Foley
Facsimile No.: (212) 297-1002

With a copy to:	Morrison & Forrester LLP
1290 Avenue of the Americas
New York, New York 10104
Attn: Mark S. Edelstein, Esq.
Facsimile No.: (212) 468-7900

If to the SLG Member, to:	c/o SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attn: Andrew S. Levine
Facsimile No.: (212) 216-1785

With a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attn: Robert J. Wertheimer, Esq.
Facsimile No.: (212) 319-4090

With an additional copy to:	Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, Connecticut 06901
Attn: Mark G. Pedretti, Esq.
Facsimile No.: (203) 674-7707

Any Member may designate another addressee (and/or change its address) for Material Notices hereunder by a Notice given pursuant to this Section 13.03.  A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.  Other than with regard to Material Notices, communications under this Agreement shall be delivered and exchanged among the Members in such mutually acceptable form as shall be conducive to the use and implementation of the materials in question (e.g., by electronic mail or telecopier with regard to the exchange of periodic financial information).  Any mutually acceptable method of communication must provide for confirmation of delivery or refusal thereof.

13.04       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.05       Attorney Fees.  If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.06       Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.07       Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.08       Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.09       Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.10       Creditors Not Benefited.  Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company, any Subsidiary or any

Member, and no creditor of the Company, any Subsidiary or any Member shall be entitled to require the Company or any Subsidiary to solicit or the Members to make any Capital Contribution to the Company or any Subsidiary or to enforce any right which the Company, any Subsidiary or any Member may have against any Member under this Agreement or otherwise.

13.11       Severability.  In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.12       Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the Members only by the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.13       Publicity.  The parties agree that no Member or any of its advisors shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the terms of the acquisition of the Property, without the consent of the Managing Member, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law or rule of any stock exchange (and prior to any such disclosure the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made).

13.14       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.15       Confidentiality.

(a)           The terms of this Agreement and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members that has not been publicly disclosed pursuant to authorization by the Managing Member (collectively, the “Confidential Information”) is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential

Information until the Company has publicly disclosed the Confidential Information (which disclosure shall be subject to approval by the Members and the Managing Member and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law, and provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, the disclosing Member will notify the other Member and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) in connection with a Transfer of Interests or sale of the Property permitted hereunder, (iii) as reasonably necessary in connection with any transaction authorized pursuant to the terms of this Agreement or any Subsidiary Agreement, (iv) if necessary for it to perform any of its duties or obligations hereunder or in any property management, leasing, development or construction management agreement to which it is a party covering the Property, or (v) to any its attorneys, accountants, lenders and other professional advisors who agree to maintain a similar confidence.

(b)           Subject to the provisions of Section 13.15(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.15 provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable notifies the other Member of the existence, terms and circumstances of the order, consults in good faith with the other Member on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the other Member may designate.  The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 13.15 will survive the Transfer of the Interest of any Member and the dissolution of the Company.

(d)           Notwithstanding anything contained in this Section 13.15 to the contrary, nothing contained in this Agreement shall be deemed to prevent any Member from making such disclosures as are required by applicable law, including, without limitation, Federal or state securities laws.

13.16       Mandatory Arbitration.  Except for the Major Decisions described in Section 8.01, any claim or controversy arising out of or relating to this Agreement, including, without limitation, any dispute regarding a Major Decision that is not resolved in accordance with the Buy-Sell Provision hereof (Section 8.01), shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and its Optional Rules for Emergency Measures of Protection.  Any arbitration shall be held in New York, New York before a single independent arbitrator.  Such arbitrator (i) shall not have performed or been engaged to perform any services for the Company, SLG or GKK (or any of their respective Affiliates) within the then-preceding three (3) years and (ii) shall have had at least ten (10) years professional experience in commercial real property development or management in New York City, New York.  The arbitrator shall be appointed by agreement of the Members or, if the Members cannot agree on an arbitrator within fifteen (15) calendar days of the initiation of arbitration, the arbitrator shall be appointed in accordance with the AAA’s default rules for the appointment of arbitrators.  The arbitrator shall apply the substantive laws of the State of Delaware, without regard to choice of law considerations, and may grant any remedy or relief he or she deems just and equitable, including, without limitation, provisional, interim, or injunctive relief (in which case the Member granted such provisional, interim, or injunctive relief may seek enforcement thereof in any court of competent jurisdiction, without prejudice to the continued arbitration of the claim or controversy).  The award shall be in writing and shall set forth the reasoning on which it is based.  The award shall be final, binding, and non-appealable, and judgment upon the award may be entered by any court of competent jurisdiction.  Any claim will be time-barred unless arbitration is commenced within one (1) year after the basis for the claim became known to the Member asserting it.  This time limit may be tolled by written agreement of the Members.  All issues relating to the timeliness of claims shall be resolved by the arbitrator. All matters relating to the enforceability of this arbitration provision and any award shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.  The pendency of an arbitration shall not affect the ability of the SLG Member to exercise its rights under the Call Provision hereof, which may be exercised at any time, except as expressly set forth in Section 8.02.

13.17       Broker.  Each of the Members represent that neither Member has retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Property, its Interest in the Company or any interest in any Subsidiary or the execution and delivery of this Agreement or any Subsidiary Operating Agreement.  The Members agree that any brokerage fee, finders fee or similar fee payable to the broker in connection with the acquisition of the Property, its Interest in the Company or any interest in any Subsidiary or the execution and delivery of this Agreement or any Subsidiary Operating Agreement shall be paid by the SLG Member under a separate agreement between the SLG Member and the broker, and that the SLG Member shall indemnify and hold the GKK Member harmless in connection therewith.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

GKK MEMBER:

GKK Madison Investment LLC, a Delaware limited liability company

By:
Name:
Title:

SLG MEMBER:

SLG Madison Investment LLC, a Delaware limited liability company

By:
Name:
Title: